Exhibit 99

Humana Reports Fourth Quarter Financial Results, Reaffirms 2009 EPS Guidance

  2009 EPS guidance of $5.90 to $6.10 reaffirmed
  Operating results for 2008 in line with management’s previous guidance
  Nearly 60 percent of January 2009 Medicare Advantage membership using network-based products

LOUISVILLE, Ky.--(BUSINESS WIRE)--February 2, 2009--Humana Inc. (NYSE: HUM) today reported diluted earnings per common share (EPS) for the quarter ended December 31, 2008 (4Q08) of $1.03 compared to $1.43 per share for the quarter ended December 31, 2007 (4Q07). This year-over-year decline primarily reflects higher stand-alone Prescription Drug Plan (PDP) claim expenses and lower net investment income including $0.04 per share in other-than-temporary investment impairments(a) in 4Q08.

Looking ahead to the year ending December 31, 2009 (FY09), the company continues to anticipate a significant increase in earnings with EPS guidance for FY09 remaining in the range of $5.90 to $6.10. This compares to EPS of $3.83 for the year ended December 31, 2008 (FY08).

“We continued to make substantial operational progress in 2008 that enables us to forecast significant growth in 2009 EPS,” said Michael B. McCallister, Humana’s president and chief executive officer. “And as we look to continued growth beyond 2009, our preparations for the future Medicare Advantage operating model are showing meaningful progress toward our stated objectives with nearly 60 percent of our January Medicare Advantage membership enrolled in network-based products.”

Consolidated Highlights

Revenues – 4Q08 consolidated revenues rose 18 percent to $7.49 billion from $6.34 billion in 4Q07, with total premium and administrative services fees up 19 percent compared to the prior year’s quarter, primarily driven by a 24 percent increase in average Medicare Advantage membership and a 7 percent increase in average Commercial medical membership for the quarter together with low-single-digit premium yields across the company’s various Medicare Advantage and Commercial fully-insured offerings.

FY08 consolidated revenues rose 15 percent to $28.95 billion from $25.29 billion in FY07 with total premium and administrative services fees up 15 percent compared to the prior year’s period, primarily driven by a 19 percent increase in average Medicare Advantage membership and a 7 percent increase in average Commercial medical membership for the full year together with low-single-digit premium yields across the company’s various Medicare Advantage and Commercial fully-insured offerings.

Benefit expenses – The 4Q08 consolidated benefit ratio (benefit expenses as a percent of premium revenues) was higher than that for the prior year’s quarter, as expected. The 4Q08 consolidated benefit ratio of 83.3 percent compares to 80.3 percent in 4Q07. This year-over-year increase was primarily driven by a 320 basis point increase in the Government Segment benefit ratio primarily associated with higher stand-alone PDP claim expenses.

The consolidated benefit ratio for FY08 of 84.5 percent was 150 basis points higher than the FY07 consolidated benefit ratio of 83.0 percent, primarily due to a 210 basis point increase in the Government Segment benefit ratio resulting primarily from higher stand-alone PDP claim expenses.

Selling, general, & administrative (SG&A) expenses – The 4Q08 consolidated SG&A expense ratio (SG&A expenses as a percent of premiums, administrative services fees and other revenue) of 14.8 percent for 4Q08 compares to 16.0 percent in 4Q07. The 120 basis-point year-over-year decrease was primarily driven by leverage associated with higher average Medicare Advantage and Commercial medical membership versus the prior year. This leverage was partially offset by growth in certain of the company’s businesses that carry a higher administrative expense load such as mail-order pharmacy, individual and small group medical products and specialty products.

The SG&A expense ratio for FY08 of 13.7 percent was 20 basis points lower than that for FY07 of 13.9 percent primarily driven by the same factors which impacted the quarterly year-over-year change.

Government Segment Results

Pretax results:

  Government segment pretax income decreased by 12 percent to $267.3 million in 4Q08 from $304.6 million in 4Q07 primarily driven by the previously announced lower 2008 stand-alone PDP operating results and lower net investment income.
  For FY08, pretax earnings for the Government Segment of $785.2 million were $242.3 million, or 24 percent lower than FY07 pretax earnings for the segment of $1.03 billion. The net decline also reflects the previously announced lower 2008 stand-alone PDP operating results and lower net investment income, partially offset by higher operating earnings in the company’s Medicare Advantage business.

Enrollment:

  Medicare Advantage membership grew to 1,435,900 at December 31, 2008, an increase of 292,900 members, or 26 percent from December 31, 2007, and up 67,900, or 5 percent versus September 30, 2008. The increased Medicare Advantage membership includes 46,900 members from acquisitions during 4Q08 and 94,900 such members acquired during 2008.
  Membership in the company’s stand-alone PDPs totaled 3,066,600 at December 31, 2008 compared to 3,442,000 at December 31, 2007 and 3,089,000 at September 30, 2008.
  January 2009 Medicare Advantage membership approximated 1,446,000 with 59 percent in network-based products, up from 51 percent of Medicare Advantage membership in such products at December 31, 2008. PPO membership grew 57 percent to approximately 285,000 in January 2009 versus 181,100 at December 31, 2008. HMO membership grew 3 percent to approximately 573,000 in January 2009 compared to 557,300 at December 31, 2008.
  January 2009 stand-alone PDP membership declined substantially to approximately 2,143,000, a decrease of 924,000 members from December 31, 2008. This decline resulted primarily from the company’s competitive positioning as it realigned stand-alone PDP premium and benefit structures to correspond with its pharmacy claims experience.
  Military services membership at December 31, 2008 of 2,964,700 was up approximately 3 percent from 2,865,900 at December 31, 2007 and essentially unchanged from 2,953,900 at September 30, 2008.

Premiums and administrative services fees:

  Medicare Advantage premiums of $3.62 billion in 4Q08 increased 29 percent compared to $2.80 billion in 4Q07, primarily the combined result of a 24 percent increase in average Medicare Advantage membership and low-single-digit premium yields across the company’s various Medicare Advantage offerings.
  Medicare stand-alone PDP premiums of $817.5 million in 4Q08 decreased less than one percent compared to $820.3 million in 4Q07, as the average membership decline of approximately 11 percent year over year was significantly offset by lower risk-share premium adjustments given the widening of the risk-share corridors in 2008.
  Military services premiums and administrative services fees during 4Q08 increased $157.9 million to $848.9 million compared to $691.0 million in 4Q07.

Benefit Expenses:

  The Government Segment benefit ratio increased 320 basis points to 83.3 percent in 4Q08 compared to 80.1 percent in the prior year’s quarter primarily driven by a substantial increase in the stand-alone PDP benefit ratio.

SG&A Expenses:

  The Government Segment’s SG&A expense ratio decreased 190 basis points to 11.8 percent in 4Q08 compared to 13.7 percent in the prior year’s quarter driven primarily by increased leverage from higher average medical membership in the company’s Medicare Advantage and military services businesses.

Commercial Segment Results

Pretax results:

  Commercial Segment pretax earnings decreased 112 percent year over year, to a loss of $6.3 million in 4Q08 compared to a profit of $54.4 million in 4Q07, driven primarily by the impact of growth in high-deductible health plan membership together with a $10.3 million, or 37 percent, year-over-year decrease in net investment income. High-deductible benefit design plan membership increased as a percent of the fully insured membership by approximately 3 percent over the prior year’s quarter. High-deductible health plan utilization is heavily weighted to the fourth quarter as annual plan deductibles for some members are generally exhausted by that time.
  For FY08, pretax earnings for the Commercial Segment of $207.6 million were $54.2 million, or 21 percent lower than FY07 pretax earnings for the segment of $261.8 million as the favorable impact of a 20 basis point improvement in the Commercial Segment benefit ratio was more than offset by a $44.9 million, or 45 percent decline in net investment income. The decrease in net investment income was primarily driven by realized investment losses of $63.1 million primarily associated with other-than-temporary impairments(a) in the company’s investment and securities lending portfolios as well as sales of distressed financial institution securities.

Enrollment:

  Commercial Segment medical membership grew 169,200 members to 3,620,800 at December 31, 2008, an increase of 5 percent from the December 31, 2007 medical membership for the segment of 3,451,600. On an organic basis, Commercial Segment medical membership grew 32,600 members, or 1 percent year-over-year.
  Organic medical membership growth in strategic commercial lines of business for 4Q08 compared to 4Q07 were as follows: HumanaOne membership increased 32 percent, Smart plans and other consumer offerings membership grew 19 percent, Small Group business membership increased 1 percent.
  Membership in Commercial Segment specialty products(b) of 6,817,000 at December 31, 2008 was essentially unchanged from 6,783,800 at December 31, 2007.

Premiums and administrative services fees:

  Premiums and administrative services fees for the Commercial Segment increased 11 percent to $1.92 billion in 4Q08 compared to $1.74 billion in the prior year’s quarter, primarily due to revenues associated with companies acquired during 2008 and growth in strategic lines of business.
  As expected, Commercial Segment medical premiums for fully insured group accounts increased approximately 3 percent on a per-member basis during 4Q08 compared to 4Q07.

Benefit Expenses:

  The Commercial Segment benefit ratio for 4Q08 of 83.1 percent was 210 basis points higher than the 4Q07 benefit ratio of 81.0 percent, primarily due to higher membership in the company’s high deductible health plan and individual products.

SG&A Expenses:

  The Commercial Segment SG&A expense ratio of 23.0 percent for 4Q08 compares to 21.8 percent in 4Q07, primarily driven by increases in certain of the company’s businesses that carry a higher administrative expense load such as mail-order pharmacy, individual and small group medical products and specialty products.

Balance Sheet

  At December 31, 2008, the company had cash, cash equivalents, and investment securities of $7.19 billion, up 11 percent from $6.46 billion at September 30, 2008 and up 7 percent from $6.69 billion at December 31, 2007. Additionally, the company held securities under the company’s securities lending program of $402.4 million at December 31, 2008 compared to $488.4 million at September 30, 2008 and $1.34 billion at December 31, 2007.
  Parent company cash and investments decreased $285.2 million to $250.5 million at December 31, 2008 from $535.7 million at December 31, 2007, reflecting 2008 acquisitions and capital contributions to subsidiaries as well as share repurchase activity during the first half of 2008.
  Debt-to-total capitalization at December 31, 2008 was 30.3 percent, up 220 basis points from September 30, 2008 due primarily to the completion of an acquisition during 4Q08. This ratio was up 80 basis points compared to December 31, 2007.

Cash Flows from Operations

Cash flows provided by operations for 4Q08 of $296.6 million compared to cash flows used in operations of $189.8 million in 4Q07 primarily due to lower payments to CMS for PDP risk-share accruals partially offset by lower net income.

FY08 cash flows from operations of $995.7(c)(d) million versus $1.22 billion for FY07 reflect the decrease in earnings associated with the previously mentioned higher stand-alone PDP claims expense.

The company also evaluates operating cash flows on a non-GAAP basis(c)(d).

Cash flows from operations ($ in millions)	4Q08	4Q07	2008	2007
GAAP cash flows provided by (used in) operations	$296.6	($189.8)	$982.3	$1,224.3
Timing of premium payment from CMS(c)(d)	13.4	—	13.4	—
Non-GAAP cash flows provided by (used in) operations(c)(d)	$310.0	($189.8)	$995.7	$1,224.3

Acquisition Activity

During 4Q08, the company completed its acquisition of PHP Companies, Inc. (d/b/a Cariten Healthcare), from Knoxville, Tennessee-based Covenant Health for $252.9 million in cash.

Share Repurchase Program

On July 28, 2008, the company’s Board of Directors increased its share repurchase authorization for use of up to $250 million for this program, excluding the $92.8 million used year to date in connection with the Board of Directors’ prior authorization in February 2008. These discretionary repurchases may be made from time to time in the open market or in privately negotiated transactions. The program has an end date of December 31, 2009. Due to current conditions in the financial markets, the company has not yet repurchased shares under the July 2008 authorization.

Footnotes

(a)	Other-than-temporary investment impairments realized in the 2008 third and fourth quarters resulted from portfolio valuations associated with financial market conditions and do not primarily relate to the underwriting or servicing of the company’s products.
(b)	The Commercial Segment provides a full range of insured specialty products including dental, vision and other supplemental products. Members included in these products may not be unique to each product since members have the ability to enroll in multiple products. Other supplemental benefits include life, disability, and fixed-benefit products including cancer and critical illness policies.
(c)	The company believes that the non-GAAP measures included in this release, when presented in conjunction with comparable GAAP measures, are useful to both management and its investors in analyzing the company's ongoing business and operating performance. Internally, management uses these non-GAAP financial measures as indicators of business performance, as well as for operational planning and decision making purposes. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, or superior to, financial measures prepared in accordance with GAAP.
(d)	When reviewing and analyzing Humana’s operating cash flows, company management applies the CMS premium payment in each month to match the corresponding disbursements. To do otherwise distorts meaningful analysis of the company’s operating cash flow. Therefore, decisions such as management’s forecasting and business plans regarding cash flow use this non-GAAP financial measure.

Conference Call & Virtual Slide Presentation

Humana will host a conference call, as well as a virtual slide presentation, at 9:00 a.m. eastern time today to discuss its financial results for the quarter and the company’s expectations for future earnings. A live virtual presentation (audio with slides) may be accessed via Humana’s Investor Relations page at www.humana.com. The company suggests web participants sign on approximately 15 minutes in advance of the call. The company also suggests web participants visit the site well in advance of the call to run a system test and to download any free software needed to view the presentation.

All parties interested in the audio-only portion of the conference call are invited to dial 888-625-7430. No password is required. The company suggests participants dial in approximately ten minutes in advance of the call. For those unable to participate in the live event, the virtual presentation archive may be accessed via the Historical Webcasts & Presentations section of the Investor Relations page at www.humana.com.

Cautionary Statement

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in investor presentations, press releases, Securities and Exchange Commission (SEC) filings, and in oral statements made by or with the approval of one of our executive officers, the words or phrases like "expects," "anticipates," "intends," "likely will result," "estimates," "projects" or variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and assumptions, including, among other things, information set forth in the "Risk Factors" section of our SEC filings, a summary of which includes but is not limited to the following:

  If Humana does not design and price its products properly and competitively, the premiums Humana charges are insufficient to cover the cost of health care services delivered to its members, or if its estimates of benefits payable or future policy benefits payable based upon its estimates of future benefit claims are inadequate, Humana's profitability could be materially adversely affected. Humana estimates the costs of its benefit expense payments, and designs and prices its products accordingly, using actuarial methods and assumptions based upon, among other relevant factors, claim payment patterns, medical cost inflation, and historical developments such as claim inventory levels and claim receipt patterns. These estimates, however, involve extensive judgment, and have considerable inherent variability that is extremely sensitive to payment patterns and medical cost trends.
  If Humana fails to effectively implement its operational and strategic initiatives, including its Medicare initiatives, Humana's business could be materially adversely affected.
  If Humana fails to properly maintain the integrity of its data, to strategically implement new information systems, or to protect Humana's proprietary rights to its systems, the company's business could be materially adversely affected.
  Humana is involved in various legal actions, which, if resolved unfavorably to Humana, could result in substantial monetary damages. Increased litigation and negative publicity could increase Humana's cost of doing business.
  As a government contractor, Humana is exposed to additional risks including reimbursement and payment changes that could adversely affect its business or its willingness to participate in government health care programs.
  Humana's industry is currently subject to substantial government regulation, which along with possible increased governmental regulation or legislative reform, could increase the company's cost of doing business and could adversely affect Humana's profitability.
  Humana is also subject to potential changes in the political environment that can affect public policy and can adversely affect the markets for its products.
  Any failure to manage administrative costs could hamper Humana's profitability.
  Any failure by Humana to manage acquisitions and other significant transactions successfully could harm the company's financial results, business and prospects.
  If Humana fails to develop and maintain satisfactory relationships with the providers of care to its members, Humana's business could be adversely affected.
  Humana's mail order pharmacy business subjects it to regulations in addition to those the company faces with its core health benefits businesses.
  Humana's ability to obtain funds from its subsidiaries is restricted by state insurance regulations.
  Downgrades in Humana's debt ratings, should they occur, may adversely affect Humana's cost and availability of funds.
  Extreme volatility and disruption in the securities and credit markets may adversely affect Humana's business, results of operations, and financial condition.
  Changes in economic conditions could adversely affect Humana's business and results of operations.

In making forward-looking statements, Humana is not undertaking to address or update them in future filings or communications regarding its business or results. In light of these risks, uncertainties, and assumptions, the forward-looking events discussed herein might not occur. There also may be other risks that we are unable to predict at this time. Any of these risks and uncertainties may cause actual results to differ materially from the results discussed in the forward-looking statements.

Humana advises investors to read the following documents as filed by the company with the SEC for further discussion both of the risks it faces and its historical performance:

  Form 10-K for the year ended December 31, 2007;
  Form 10-Qs for the quarters ended March 31, 2008, June 30, 2008, and September 30, 2008;
  Form 8-Ks filed during 2008 and 2009.

About Humana

Humana Inc., headquartered in Louisville, Kentucky, is one of the nation’s largest publicly traded health and supplemental benefits companies, with approximately 10.6 million medical members. Humana is a full-service benefits solutions company, offering a wide array of health and supplemental benefit plans for employer groups, government programs and individuals.

Over its 48-year history, Humana has consistently seized opportunities to meet changing customer needs. Today, the company is a leader in consumer engagement, providing guidance that leads to lower costs and a better health plan experience throughout its diversified customer portfolio.

More information regarding Humana is available to investors via the Investor Relations page of the company’s web site at www.humana.com, including copies of:

  Annual reports to stockholders;
  Securities and Exchange Commission filings;
  Most recent investor conference presentations;
  Quarterly earnings news releases;
  Replays of most recent earnings release conference calls;
  Calendar of events (including upcoming earnings conference call dates and times, as well as planned interaction with research analysts and institutional investors);
  Corporate Governance information.

Humana Inc. – Earnings Guidance Points as of February 2, 2009
(in accordance with Generally Accepted Accounting Principles)	For the year ending December 31, 2009	Comments
Diluted earnings per common share	Full year 2009: $5.90 to $6.10 1Q09: $1.10 to $1.20	Excludes impact of future share repurchases
Revenues	Consolidated revenues: $30 billion to $32 billion

Premiums and ASO fees:
Medicare Advantage: $15.75 billion to $16.25 billion
Medicare stand-alone PDPs: Approximately $2.4 billion
Military services: $3.5 billion to $3.6 billion;
Commercial Segment: $7.7 billion to $8.0 billion

Consolidated investment income: $325 million to $345 million

Consolidated other revenue: $270 million to $290 million
Ending medical membership (fully- insured and ASO combined)	Medicare Advantage: Up 25,000 to 75,000 from prior year Medicare stand-alone PDPs: Down 1.1 million to 1.2 million from prior year Military services: No material change from prior year

	Medicaid: Down approximately 86,000 from prior year	Expected decline in Medicaid membership relates to a contract assumed in connection with the FY08 Cariten Healthcare acquisition that terminated effective December 31, 2008.

Commercial: No material change from prior year
Benefit expenses	Medicare Advantage & stand-alone PDP combined: benefit ratio in the range of 83.5% to 84.0%

Commercial fully insured group accounts:
Same-store net benefit expense trends and premium yields of 6% to 7% (3% to 4% including the impact of changes in business mix)

	Secular Commercial benefit expense trend components: inpatient hospital utilization – relatively flat; inpatient and outpatient hospital rates – mid to upper single digits; outpatient hospital utilization – mid single digits; physician – mid single digits; pharmacy – mid to upper single digits	Secular trends exclude the impact of benefit buy-downs
Selling, general & administrative expense ratio	13% to 14%	SG&A expenses as a percent of premiums, administrative services fees, and other revenue
Depreciation & amortization	$240 million to $260 million
Interest expense	$105 million to $110 million
Government Segment operating margins	Medicare Advantage & stand-alone PDP combined: 5.0% to 5.5%	Line-of-business-level results exclude the impact of investment income and interest expense

Military services: 2.5% to 3.0%
Commercial Segment pretax earnings	$270 million to $290 million	Segment-level results include the impact of investment income and interest expense
Cash flows from operations	$1.2 billion to $1.4 billion
Capital expenditures	Approximately $260 million
Effective tax rate	34% to 35%
Shares used in computing full-year EPS	Approximately 170 million	Excludes impact of future share repurchases

Humana Inc. Statistical Schedules And Supplementary Information 4Q08 Earnings Release S-1

Humana Inc.
Statistical Schedules and Supplementary Information
4Q08 Earnings Release

Contents

Page	Description

S-3-4	Consolidated Statements of Income
S-5	Consolidated Balance Sheets
S-6-7	Consolidated Statements of Cash Flows
S-8	Key Income Statement Ratios and Segment Operating Results
S-9	Membership Detail
S-10-11	Premiums and Administrative Services Fees Detail
S-12	Percentage of Ending Membership under Capitation Arrangements
S-13	Investments
S-14-16	Benefits Payable
S-17	Footnotes

S-2

Humana Inc.
Consolidated Statements of Income
In thousands, except per common share results

	Three Months Ended December 31,
			Dollar	Percentage
	2008	2007	Change	Change
Revenues:
Premiums	$7,253,922	$6,113,693	$1,140,229	18.7%
Administrative services fees	112,535	97,027	15,508	16.0%
Investment income	66,208	86,298	(20,090)	-23.3%
Other revenue	54,971	41,777	13,194	31.6%
Total revenues	7,487,636	6,338,795	1,148,841	18.1%
Operating expenses:
Benefits	6,041,104	4,912,251	1,128,853	23.0%
Selling, general and administrative	1,098,943	1,000,376	98,567	9.9%
Depreciation	49,788	40,297	9,491	23.6%
Other intangible amortization	10,020	7,937	2,083	26.2%
Total operating expenses	7,199,855	5,960,861	1,238,994	20.8%
Income from operations	287,781	377,934	(90,153)	-23.9%
Interest expense	26,735	18,947	7,788	41.1%
Income before income taxes	261,046	358,987	(97,941)	-27.3%
Provision for income taxes	86,966	115,768	(28,802)	-24.9%
Net income	$174,080	$243,219	($69,139)	-28.4%

Basic earnings per common share	$1.04	$1.45	($0.41)	-28.3%
Diluted earnings per common share	$1.03	$1.43	($0.40)	-28.0%

Shares used in computing basic earnings per common share	166,704	167,871
Shares used in computing diluted earnings per common share	168,569	170,677

S-3

Humana Inc.
Consolidated Statements of Income
In thousands, except per common share results

	Twelve Months Ended December 31,
			Dollar	Percentage
	2008	2007	Change	Change
Revenues:
Premiums	$28,064,844	$24,434,347	$3,630,497	14.9%
Administrative services fees	451,879	391,515	60,364	15.4%
Investment income	220,215	314,239	(94,024)	-29.9%
Other revenue	209,434	149,888	59,546	39.7%
Total revenues	28,946,372	25,289,989	3,656,383	14.5%
Operating expenses:
Benefits	23,708,233	20,270,531	3,437,702	17.0%
Selling, general and administrative	3,944,652	3,476,468	468,184	13.5%
Depreciation	183,257	162,397	20,860	12.8%
Other intangible amortization	37,093	22,415	14,678	65.5%
Total operating expenses	27,873,235	23,931,811	3,941,424	16.5%
Income from operations	1,073,137	1,358,178	(285,041)	-21.0%
Interest expense	80,289	68,878	11,411	16.6%
Income before income taxes	992,848	1,289,300	(296,452)	-23.0%
Provision for income taxes	345,694	455,616	(109,922)	-24.1%
Net income	$647,154	$833,684	($186,530)	-22.4%

Basic earnings per common share	$3.87	$5.00	($1.13)	-22.6%
Diluted earnings per common share	$3.83	$4.91	($1.08)	-22.0%

Shares used in computing basic earnings per common share	167,172	166,871
Shares used in computing diluted earnings per common share	169,187	169,820

S-4

Humana Inc.
Consolidated Balance Sheets
Dollars in thousands, except share amounts

	December 31,	September 30,	December 31,	Sequential Change
	2008	2008	2007	Dollar	Percent
Assets
Current assets:
Cash and cash equivalents	$1,970,423	$1,542,900	$2,040,453
Investment securities	4,203,538	3,982,564	3,635,317
Receivables, net:
Premiums	777,672	697,497	592,761
Administrative services fees	12,010	12,156	12,780
Securities lending invested collateral	402,399	488,431	1,337,049
Other	1,030,000	1,476,439	1,114,486
Total current assets	8,396,042	8,199,987	8,732,846	$196,055	2.4%
Property and equipment, net	711,492	677,882	637,241
Other assets:
Long-term investment securities	1,011,904	930,450	1,015,050
Goodwill	1,963,111	1,823,280	1,663,939
Other	959,211	932,271	829,998
Total other assets	3,934,226	3,686,001	3,508,987
Total assets	$13,041,760	$12,563,870	$12,879,074	$477,890	3.8%

Liabilities and Stockholders' Equity
Current liabilities:
Benefits payable	$3,205,579	$3,068,587	$2,696,833
Trade accounts payable and accrued expenses	1,077,027	1,240,631	1,268,963
Book overdraft	224,542	257,680	269,226
Securities lending payable	438,699	535,531	1,337,049
Unearned revenues	238,098	220,509	219,780
Total current liabilities	5,183,945	5,322,938	5,791,851	($138,993)	-2.6%
Long-term debt	1,937,032	1,668,233	1,687,823
Future policy benefits payable	1,164,758	988,672	980,686
Other long-term liabilities	298,835	313,495	389,777
Total liabilities	8,584,570	8,293,338	8,850,137	$291,232	3.5%
Commitments and contingencies
Stockholders' equity:
Preferred stock, $1 par; 10,000,000 shares authorized, none issued	-	-	-
Common stock, $0.16 2/3 par; 300,000,000 shares authorized; 187,856,684 issued at December 31, 2008	31,309	31,289	31,123
Capital in excess of par value	1,574,245	1,558,625	1,497,998
Retained earnings	3,389,936	3,215,856	2,742,782
Accumulated other comprehensive (loss) income	(175,243)	(172,484)	14,021
Treasury stock, at cost, 19,031,229 shares at December 31, 2008	(363,057)	(362,754)	(256,987)
Total stockholders' equity	4,457,190	4,270,532	4,028,937	$186,658	4.4%
Total liabilities and stockholders' equity	$13,041,760	$12,563,870	$12,879,074	$477,890	3.8%

Debt-to-total capitalization ratio	30.3%	28.1%	29.5%

S-5

Humana Inc.
Consolidated Statements of Cash Flows
Dollars in thousands

	Three Months Ended December 31,
			Dollar	Percentage
	2008	2007	Change	Change
Cash flows from operating activities
Net income	$174,080	$243,219
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	59,808	48,234
Stock-based compensation	13,534	11,264
(Benefit) provision for deferred income taxes	(594)	443
Changes in operating assets and liabilities excluding the effects of acquisitions:
Receivables	(54,175)	106,524
Other assets	66,044	162,761
Benefits payable	75,093	(134,659)
Other liabilities	(45,772)	(666,022)
Unearned revenues	(1,182)	42,700
Other	9,737	(4,296)
Net cash provided by (used in) operating activities	296,573	(189,832)	$486,405	256.2%

Cash flows from investing activities
Acquisitions, net of cash acquired	(160,568)	(465,987)
Purchases of property and equipment	(82,025)	(83,188)
Proceeds from sales of property and equipment	4	10,580
Purchases of investment securities	(598,962)	(856,641)
Proceeds from maturities of investment securities	80,087	296,707
Proceeds from sales of investment securities	385,289	415,677
Change in securities lending collateral	70,163	(506,460)
Net cash used in investing activities	(306,012)	(1,189,312)	$883,300	74.3%

Cash flows from financing activities
Receipts from CMS contract deposits	986,895	918,108
Withdrawals from CMS contract deposits	(764,672)	(941,718)
Borrowings under credit agreement	750,000	500,000
Repayments under credit agreement	(500,000)	(175,000)
Debt issue costs	(34)	-
Proceeds from swap termination	93,008	-
Change in book overdraft	(33,138)	15,870
Change in securities lending payable	(96,832)	506,460
Common stock repurchases	(303)	(13,395)
Excess tax benefit from stock-based compensation	118	10,617
Proceeds from stock option exercises and other	1,920	12,985
Net cash provided by financing activities	436,962	833,927	($396,965)	-47.6%

Increase/(decrease) in cash and cash equivalents	427,523	(545,217)
Cash and cash equivalents at beginning of period	1,542,900	2,585,670

Cash and cash equivalents at end of period	$1,970,423	$2,040,453

S-6

Humana Inc.
Consolidated Statements of Cash Flows
Dollars in thousands

	Twelve Months Ended December 31,
			Dollar	Percentage
	2008	2007	Change	Change
Cash flows from operating activities
Net income	$647,154	$833,684
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	220,350	184,812
Loss (gain) on sale of investment securities, net	79,417	(11,668)
Stock-based compensation	55,369	42,132
Benefit for deferred income taxes	(22,005)	(32,736)
Changes in operating assets and liabilities excluding the effects of acquisitions:
Receivables	(147,495)	89,667
Other assets	(100,887)	105,689
Benefits payable	412,725	245,397
Other liabilities	(170,140)	(317,855)
Unearned revenues	(10,280)	64,482
Other	18,102	20,658
Net cash provided by operating activities	982,310	1,224,262	($241,952)	-19.8%

Cash flows from investing activities
Acquisitions, net of cash acquired	(422,915)	(493,493)
Purchases of property and equipment	(261,572)	(239,244)
Proceeds from sales of property and equipment	6	26,514
Purchases of investment securities	(5,681,103)	(3,488,631)
Proceeds from maturities of investment securities	498,650	1,387,967
Proceeds from sales of investment securities	4,496,929	1,670,555
Change in securities lending collateral	871,681	(709,059)
Net cash used in investing activities	(498,324)	(1,845,391)	$1,347,067	73.0%

Cash flows from financing activities
Receipts from CMS contract deposits	2,761,276	2,866,170
Withdrawals from CMS contract deposits	(2,572,624)	(3,051,241)
Borrowings under credit agreement	1,175,000	1,685,000
Repayments under credit agreement	(1,725,000)	(1,335,000)
Proceeds from issuance of senior notes	749,247	-
Debt issue costs	(6,696)	-
Proceeds from swap termination	93,008	-
Change in book overdraft	(44,684)	(24,379)
Change in securities lending payable	(898,350)	709,059
Common stock repurchases	(106,070)	(27,412)
Excess tax benefit from stock-based compensation	9,912	37,443
Proceeds from stock option exercises and other	10,965	61,638
Net cash (used in) provided by financing activities	(554,016)	921,278	($1,475,294)	-160.1%

(Decrease)/increase in cash and cash equivalents	(70,030)	300,149
Cash and cash equivalents at beginning of period	2,040,453	1,740,304

Cash and cash equivalents at end of period	$1,970,423	$2,040,453

S-7

Humana Inc.
Key Income Statement Ratios and Segment Operating Results
Dollars in thousands

	Three Months Ended December 31,				Twelve Months Ended December 31,
				Percentage				Percentage
	2008	2007	Difference	Change	2008	2007	Difference	Change
Benefit ratio
Government Segment	83.3%	80.1%	3.2%		85.9%	83.8%	2.1%
Commercial Segment	83.1%	81.0%	2.1%		80.3%	80.5%	-0.2%
Consolidated	83.3%	80.3%	3.0%		84.5%	83.0%	1.5%

Selling, general, and administrative expense ratio (A)
Government Segment	11.8%	13.7%	-1.9%		10.6%	11.2%	-0.6%
Commercial Segment	23.0%	21.8%	1.2%		22.4%	21.5%	0.9%
Consolidated	14.8%	16.0%	-1.2%		13.7%	13.9%	-0.2%

Investment income
Government Segment	$34,232	$47,238	($13,006)	-27.5%	$115,162	$182,616	($67,454)	-36.9%
Commercial Segment	31,976	39,060	(7,084)	-18.1%	105,053	131,623	(26,570)	-20.2%
Consolidated	$66,208	$86,298	($20,090)	-23.3%	$220,215	$314,239	($94,024)	-29.9%

Realized losses from other-than-temporary impairment and sales of distressed financials (included in Investment income)
Government Segment	$4,271	$0	$4,271	100.0%	$56,327	$0	$56,327	100.0%
Commercial Segment	5,646	0	5,646	100.0%	63,146	0	63,146	100.0%
Consolidated	$9,917	$0	$9,917	100.0%	$119,473	$0	$119,473	100.0%

Interest expense
Government Segment	$12,538	$7,923	$4,615	58.2%	$30,622	$37,525	($6,903)	-18.4%
Commercial Segment	14,197	11,024	3,173	28.8%	49,667	31,353	18,314	58.4%
Consolidated	$26,735	$18,947	$7,788	41.1%	$80,289	$68,878	$11,411	16.6%

Detail of pretax income (loss)
Government Segment	$267,327	$304,577	($37,250)	-12.2%	$785,240	$1,027,531	($242,291)	-23.6%
Commercial Segment	(6,281)	54,410	(60,691)	-111.5%	207,608	261,769	(54,161)	-20.7%
Consolidated	$261,046	$358,987	($97,941)	-27.3%	$992,848	$1,289,300	($296,452)	-23.0%

Detail of pretax margins
Government Segment	4.9%	6.7%	-1.8%		3.7%	5.6%	-1.9%
Commercial Segment	-0.3%	3.0%	-3.3%		2.7%	3.9%	-1.2%
Consolidated	3.5%	5.7%	-2.2%		3.4%	5.1%	-1.7%

S-8

Humana Inc.
Membership Detail
In thousands

	Ending	Average	Ending	Year-over-year Change		Ending	Sequential Change
	December 31, 2008	4Q08	December 31, 2007	Amount	Percent	September 30, 2008	Amount	Percent
Medical Membership:
Government Segment:
Medicare Advantage - HMO	557.3	542.7	453.1	104.2	23.0%	502.3	55.0	10.9%
Medicare Advantage - PPO	181.1	179.6	74.1	107.0	144.4%	171.0	10.1	5.9%
Medicare Advantage - PFFS	697.5	696.9	615.8	81.7	13.3%	694.7	2.8	0.4%
Total Medicare Advantage	1,435.9	1,419.2	1,143.0	292.9	25.6%	1,368.0	67.9	5.0%
Medicare - PDP - Standard	1,471.8	1,482.2	2,131.9	(660.1)	-31.0%	1,495.7	(23.9)	-1.6%
Medicare - PDP - Enhanced	1,439.8	1,441.2	1,091.5	348.3	31.9%	1,433.8	6.0	0.4%
Medicare - PDP - Complete	155.0	156.6	218.6	(63.6)	-29.1%	159.5	(4.5)	-2.8%
Total Medicare stand-alone PDPs	3,066.6	3,080.0	3,442.0	(375.4)	-10.9%	3,089.0	(22.4)	-0.7%
Total Medicare	4,502.5	4,499.2	4,585.0	(82.5)	-1.8%	4,457.0	45.5	1.0%
Military services insured	1,736.4	1,738.1	1,719.1	17.3	1.0%	1,734.4	2.0	0.1%
Military services ASO	1,228.3	1,227.9	1,146.8	81.5	7.1%	1,219.5	8.8	0.7%
Total military services	2,964.7	2,966.0	2,865.9	98.8	3.4%	2,953.9	10.8	0.4%
Medicaid insured	385.4	383.9	384.4	1.0	0.3%	385.1	0.3	0.1%
Medicaid ASO	85.7	116.1	180.6	(94.9)	-52.5%	177.3	(91.6)	-51.7%
Total Medicaid	471.1	500.0	565.0	(93.9)	-16.6%	562.4	(91.3)	-16.2%
Total Government Segment	7,938.3	7,965.2	8,015.9	(77.6)	-1.0%	7,973.3	(35.0)	-0.4%
Commercial Segment:
Fully-insured medical:
Group	1,633.6	1,621.6	1,547.0	86.6	5.6%	1,596.0	37.6	2.4%
Individual	325.1	322.4	246.9	78.2	31.7%	316.8	8.3	2.6%
Medicare supplement	20.1	19.7	14.7	5.4	36.7%	18.4	1.7	9.2%
Total fully-insured medical	1,978.8	1,963.7	1,808.6	170.2	9.4%	1,931.2	47.6	2.5%
ASO	1,642.0	1,633.4	1,643.0	(1.0)	-0.1%	1,622.8	19.2	1.2%
Total Commercial Segment	3,620.8	3,597.1	3,451.6	169.2	4.9%	3,554.0	66.8	1.9%

Total medical membership	11,559.1	11,562.3	11,467.5	91.6	0.8%	11,527.3	31.8	0.3%

Specialty Membership
Dental - fully-insured	2,552.7	2,566.4	2,649.3	(96.6)	-3.6%	2,578.6	(25.9)	-1.0%
Dental - ASO	1,080.7	1,077.4	990.5	90.2	9.1%	1,062.7	18.0	1.7%
Total dental	3,633.4	3,643.8	3,639.8	(6.4)	-0.2%	3,641.3	(7.9)	-0.2%
Vision	2,233.0	2,239.7	2,272.8	(39.8)	-1.8%	2,188.9	44.1	2.0%
Other supplemental benefits (B)	950.6	916.9	871.2	79.4	9.1%	897.2	53.4	6.0%
Total specialty membership	6,817.0	6,800.4	6,783.8	33.2	0.5%	6,727.4	89.6	1.3%

S-9

Humana Inc.
Premiums and Administrative Services Fees Detail
Dollars in thousands, except per member per month

					Per Member per Month (C)
	Three Months Ended December 31,				Three Months Ended December 31,
			Dollar	Percentage
	2008	2007	Change	Change	2008	2007
Premium revenues
Government Segment:
Medicare Advantage	$3,620,890	$2,800,681	$820,209	29.3%	$850	$818
Medicare stand-alone PDPs	817,475	820,320	(2,845)	-0.3%	$88	$79
Total Medicare	4,438,365	3,621,001	817,364	22.6%
Military services insured (D)	829,075	673,362	155,713	23.1%	$159	$130
Medicaid insured	153,810	158,174	(4,364)	-2.8%	$134	$137
Total Government Segment premiums	5,421,250	4,452,537	968,713	21.8%
Commercial Segment:
Fully-insured medical	1,602,771	1,451,229	151,542	10.4%	$272	$270
Specialty	229,901	209,927	19,974	9.5%	$12	$12
Total Commercial Segment premiums	1,832,672	1,661,156	171,516	10.3%
Total premium revenues	$7,253,922	$6,113,693	$1,140,229	18.7%

Administrative services fees
Military services ASO (D)	$19,786	$17,599	$2,187	12.4%	$5	$5
Medicaid ASO	2,751	2,159	592	27.4%	$8	$4
Commercial Segment	89,998	77,269	12,729	16.5%	$11	$10
Total administrative services fees	$112,535	$97,027	$15,508	16.0%

S-10

Humana Inc.
Premiums and Administrative Services Fees Detail
Dollars in thousands, except per member per month

					Per Member per Month (C)
	Twelve Months Ended December 31,				Twelve Months Ended December 31,
			Dollar	Percentage
	2008	2007	Change	Change	2008	2007
Premium revenues
Government Segment:
Medicare Advantage	$13,777,999	$11,173,417	$2,604,582	23.3%	$858	$826
Medicare stand-alone PDPs	3,380,400	3,668,425	(288,025)	-7.9%	$91	$88
Total Medicare	17,158,399	14,841,842	2,316,557	15.6%
Military services insured (D)	3,218,270	2,839,790	378,480	13.3%	$155	$138
Medicaid insured	591,535	555,594	35,941	6.5%	$128	$120
Total Government Segment premiums	20,968,204	18,237,226	2,730,978	15.0%
Commercial Segment:
Fully-insured medical	6,169,403	5,663,000	506,403	8.9%	$269	$269
Specialty	927,237	534,121	393,116	73.6%	$12	$16
Total Commercial Segment premiums	7,096,640	6,197,121	899,519	14.5%
Total premium revenues	$28,064,844	$24,434,347	$3,630,497	14.9%

Administrative services fees
Military services ASO (D)	$76,779	$65,103	$11,676	17.9%	$5	$5
Medicaid ASO	9,089	8,556	533	6.2%	$5	$4
Commercial Segment	366,011	317,856	48,155	15.1%	$11	$12
Total administrative services fees	$451,879	$391,515	$60,364	15.4%

S-11

Humana Inc.
Percentage of Ending Membership under Capitation Arrangements

	Government Segment					Commercial Segment
December 31, 2008	Medicare Advantage	Medicare stand-alone PDPs	Military Services	Medicaid	Total Govt. Segment	Fully-insured	ASO	Total Comm. Segment	Total Medical Membership

Capitated HMO hospital system based (E)	1.8%	-	-	-	0.3%	1.2%	-	0.7%	0.4%
Capitated HMO physician group based (E)	3.4%	-	-	31.1%	2.5%	1.4%	-	0.8%	1.9%
Risk-sharing (F)	19.1%	-	-	50.0%	6.4%	1.3%	-	0.7%	4.7%
All other membership	75.7%	100.0%	100.0%	18.9%	90.8%	96.1%	100.0%	97.8%	93.0%
Total medical membership	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

December 31, 2007

Capitated HMO hospital system based (E)	2.4%	-	-	-	0.3%	1.4%	-	0.7%	0.5%
Capitated HMO physician group based (E)	2.0%	-	-	26.6%	2.2%	1.4%	-	0.8%	1.8%
Risk-sharing (F)	24.1%	-	-	40.9%	6.3%	1.4%	-	0.8%	4.7%
All other membership	71.5%	100.0%	100.0%	32.5%	91.2%	95.8%	100.0%	97.7%	93.0%
Total medical membership	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

S-12

Humana Inc.
Investments	Fair value
Dollars in thousands
	12/31/2008	12/31/2007
Investment Portfolio:
Cash & cash equivalents	$1,970,423	$2,040,453
Investment Securities	4,203,538	3,635,317
Long-term investments	1,011,904	1,015,050
Total investment portfolio	$7,185,865	$6,690,820

Duration (T)	3.39	2.64
Average Credit Rating	AA+	AA+

Securities Lending Invested Collateral Portfolio:
Cash & cash equivalents	$46,693	$686,096
Certificates of deposit / Bank Notes	167,973	244,377
Corporate Floating Rate	55,341	147,256
Repurchase Agreements	-	4,563
Asset-backed securities	132,392	254,757
	$402,399	$1,337,049

Average Credit Rating	AA+	AA+

Investment Portfolio Detail:
Cash and cash equivalents	$1,970,423	$2,040,453
U.S. Government and agency obligations
U.S. Treasury obligations	$451,827	$192,185
U.S. Government agencies	1,431,552	791,818
Total U.S. Government and agency obligations	1,883,379	984,003
Tax-exempt municipal securities
Pre-refunded	694,798	182,153
Insured	452,427	662,375
Other	468,585	811,410
Auction rate securities	73,653	209,053
Total tax-exempt municipal securities	1,689,463	1,864,991
Mortgage and asset-backed securities
Commercial mortgages	260,300	360,849
Commercial mortgages- U.S. Government agencies	14,223	134,452
Prime residential mortgages	339,665	333,715
Alt-A residential mortgages	5,939	15,077
Sub-prime residential mortgages	1,704	6,888
Other Asset-backed	144,370	59,681
Total mortgage and asset-backed securities	766,201	910,662
Corporate Securities
Financial services	356,816	417,944
Other	484,580	445,922
Total corporate securities	841,396	863,866
Redeemable preferred stocks	19,702	15,558
Non-redeemable preferred stocks	11,228	7,208
Common stocks	4,073	4,079
Total investment portfolio	$7,185,865	$6,690,820

S-13

Humana Inc.
Detail of Benefits Payable Balance and Year-to-Date Changes
Dollars in thousands

	December 31,	September 30,	December 31,
	2008	2008	2007
Detail of benefits payable
IBNR and other benefits payable (G)	$2,216,909	$2,170,971	$1,918,460
Unprocessed claim inventories (H)	247,200	293,600	213,400
Processed claim inventories (I)	190,445	83,574	91,938
Payable to pharmacy benefit administrator (J)	244,228	164,709	131,663
Benefits payable, excluding military services	2,898,782	2,712,854	2,355,461

Military services IBNR (K)	248,492	327,828	265,178
Other military services benefits payable (L)	58,305	27,905	76,194
Military services benefits payable	306,797	355,733	341,372
Total Benefits Payable	$3,205,579	$3,068,587	$2,696,833

	Year Ended	Nine Months Ended	Year Ended
	December 31, 2008	September 30, 2008	December 31, 2007
Year-to-date changes in benefits payable, excluding military services (M)

Balances at January 1	$2,355,461	$2,355,461	$1,979,733

Acquisitions	96,021	34,122	41,030

Incurred related to:
Current year	21,092,135	15,769,075	18,015,246
Prior years (N)	(268,027)	(230,461)	(242,922)
Total incurred	20,824,108	15,538,614	17,772,324

Paid related to:
Current year	(18,832,301)	(13,692,050)	(16,012,828)
Prior years	(1,544,507)	(1,523,293)	(1,424,798)
Total paid	(20,376,808)	(15,215,343)	(17,437,626)

Balances at end of period	$2,898,782	$2,712,854	$2,355,461

	Year Ended	Nine Months Ended	Year Ended
	December 31, 2008	September 30, 2008	December 31, 2007
Summary of Consolidated Benefit Expense:
Total benefit expense incurred, per above	$20,824,108	$15,538,614	$17,772,324
Military services benefit expense	2,819,787	2,098,059	2,481,815
Future policy benefit expense (O)	64,338	30,456	16,392
Consolidated Benefit Expense	$23,708,233	$17,667,129	$20,270,531

S-14

Humana Inc.
Benefits Payable Statistics (P)

Receipt Cycle Time (Q)
	2008	2007	Change	Percentage Change
1st Quarter Average	15.1	15.6	(0.5)	-3.2%
2nd Quarter Average	15.0	15.6	(0.6)	-3.8%
3rd Quarter Average	15.2	15.9	(0.7)	-4.4%
4th Quarter Average	14.6	15.1	(0.5)	-3.3%
Full Year Average	15.0	15.6	(0.6)	-3.8%

Unprocessed Claims Inventories

Date	Estimated Valuation (000's)	Claim Item Counts	Number of Days on Hand
12/31/2006	$218,400	757,700	6.1
3/31/2007	$222,300	747,200	5.5
6/30/2007	$211,300	751,600	4.9
9/30/2007	$224,000	819,100	6.1
12/31/2007	$213,400	683,500	5.0
3/31/2008	$212,000	673,000	4.4
6/30/2008	$228,700	742,800	4.6
9/30/2008	$293,600	946,500	6.0
12/31/2008	$247,200	745,500	4.3

S-15

Humana Inc.
Benefits Payable Statistics (Continued) (P)

Days in Claims Payable (R)
Quarter Ended	Days in Claims Payable (DCP)	Change Last 4 Quarters	Percentage Change	DCP Excluding Capitation	Change Last 4 Quarters	Percentage Change
12/31/2006	56.3	6.0	11.9%	64.0	7.4	13.1%
3/31/2007	59.3	5.8	10.8%	66.0	5.5	9.1%
6/30/2007	60.0	4.2	7.5%	68.5	6.5	10.5%
9/30/2007	61.8	4.3	7.5%	70.2	5.9	9.2%
12/31/2007	60.2	3.9	6.9%	68.3	4.3	6.7%
3/31/2008	56.9	(2.4)	-4.0%	63.3	(2.7)	-4.1%
6/30/2008	57.2	(2.8)	-4.7%	63.3	(5.2)	-7.6%
9/30/2008	58.1	(3.7)	-6.0%	65.1	(5.1)	-7.3%
12/31/2008	59.4	(0.8)	-1.3%	66.5	(1.8)	-2.6%

Year-to-Date Change in Days in Claims Payable (S)
			2008	2007
DCP - beginning of period			60.2	56.3
Components of change in DCP:
Internal versus outsourced claims processing cycle times			(4.6)	(0.2)
Increase in the Part D component of MAPD expense			(2.2)	(0.5)
Increase in Medicare PPO business			(1.0)	0.2
Change in unprocessed claims inventories			0.9	(0.1)
Change in processed claims inventories			2.0	(0.1)
Change in pharmacy payment cutoff			0.6	0.3
Change in provider payables under risk arrangements			3.1	3.4
All other			0.4	0.9
DCP - end of period			59.4	60.2

S-16

Humana Inc.
Footnotes to Statistical Schedules and Supplementary Information
4Q08 Earnings Release

(A)	The selling, general and administrative (SG&A) expense ratio is defined as SG&A expenses as a percent of premiums, administrative services fees and other revenue.
(B)	Other supplemental benefits include life, disability, and fixed benefit products including cancer and critical illness policies.
(C)	Computed based on average membership for the period (i.e., monthly ending membership during the period divided by the number of months in the period).
(D)	Military services revenues are generally not contracted on a per-member basis.
(E)	In a limited number of circumstances, the company contracts with hospitals and physicians to accept financial risk for a defined set of HMO membership. In transferring this risk, the company prepays these providers a monthly fixed-fee per member to coordinate substantially all of the medical care for their capitated HMO membership, including some health benefit administrative functions and claims processing. For these capitated HMO arrangements, the company generally agrees to reimbursement rates that target a benefit expense ratio. Providers participating in hospital-based capitated HMO arrangements generally receive a monthly payment for all of the services within their system for their HMO membership. Providers participating in physician-based capitated HMO arrangements generally have subcontracted specialist physicians and are responsible for reimbursing such physicians and hospitals for services rendered to their HMO membership.
(F)	In some circumstances, the company contracts with physicians under risk-sharing arrangements whereby physicians have assumed some level of risk for all or a portion of the benefit expenses of their HMO membership. Although these arrangements do include capitation payments for services rendered, the company processes substantially all of the claims under these arrangements.
(G)	IBNR represents an estimate of benefit expenses payable for claims incurred but not reported (IBNR) at the balance sheet date. The level of IBNR is primarily impacted by membership levels, benefit claim trends and the receipt cycle time, which represents the length of time between when a claim is initially incurred and when the claim form is received (i.e. a shorter time span results in lower reserves for claims IBNR). Other benefits payable includes amounts payable to providers under capitation arrangements.
(H)	Unprocessed claim inventories represent the estimated valuation of claims received but not yet fully processed.
(I)	Processed claim inventories represent the estimated valuation of processed claims that are in the post-claim-adjudication process, which consists of administrative functions such as audit and check batching and handling.
(J)	The balance due to the company's pharmacy benefit administrator fluctuates as a result of the number of business days in the last payment cycle of the month. Payment cycles are every 10 days (10th & 20th of month) and the last day of the month.
(K)	Military services IBNR primarily fluctuates due to benefit expense inflation and changes in the utilization of benefits. Amount includes unprocessed inventories as an independent third party administrator processes all military services benefit claims on the company's behalf.
(L)	Other military benefits payable may include liabilities to subcontractors and/or risk share payables to the Department of Defense. The level of these balances may fluctuate from period to period due to the timing of payment (cutoff) and whether or not the balances are payables or receivables (receivables from the Department of Defense are classified as receivables in the company's balance sheet).
(M)	The table excludes activity associated with military services benefits payable, because the federal government bears a substantial portion of the risk associated with financing the cost of health benefits. More specifically, the risk-sharing provisions of the military services contracts with the federal government and with subcontractors effectively limit profits and losses when actual claim experience varies from the targeted claim amount negotiated annually. As a result of these contract provisions, the impact of changes in estimates for prior year military services benefits payable are substantially offset by the associated changes in estimates of revenue from health care services reimbursements. As such, any impact on the company's results of operations is reduced substantially, whether positive or negative.
(N)	Amounts incurred related to prior years vary from previously estimated liabilities as the claims ultimately are settled. Negative amounts reported for incurred related to prior years result from claims being ultimately settled for amounts less than originally estimated (favorable development). There were no changes in the approach used to determine the company's estimate of claim reserves during the quarter.
(O)	Future policy benefit expense has a related liability classified as a long-term liability on the balance sheet.
(P)	Benefits reserves statistics represents fully-insured medical claims data and excludes military services claims data and specialty benefits.
(Q)	The receipt cycle time measures the average length of time between when a claim was initially incurred and when the claim form was received. Receipt cycle time data for the company's largest claim processing platforms represent approximately 95% of the company's fully-insured claims volume. Pharmacy and specialty claims, including dental, vision and other supplemental benefits, are excluded from this measurement.
(R)	A common metric for monitoring benefits payable levels relative to the benefit expense is days in claims payable, or DCP, which represents the benefits payable at the end of the period divided by average benefit expenses per day in the quarterly period. Since the company has some providers under capitation payment arrangements (which do not require a benefits payable IBNR reserve), the company has also summarized this metric excluding capitation expense. In addition, this calculation excludes the impact of the company's military services and stand-alone PDP business.
(S)	DCP fluctuates due to a number of issues, the more significant of which are detailed in this rollforward. Growth in certain product lines can also impact DCP for the quarter since a provision for claims would not have been recorded for members that had not yet enrolled earlier in the quarter, yet those members would have a provision and corresponding reserve recorded upon enrollment later in the quarter. This analysis excludes the impact of military services and Medicare stand-alone PDPs upon DCP.
(T)	Duration is the time-weighted average of the present value of the bond portfolio cash flow.

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CONTACT:
Humana Inc.
Regina Nethery, 502-580-3644
Investor Relations
Rnethery@humana.com
or
Tom Noland, 502-580-3674
Corporate Communications
Tnoland@humana.com